Exhibit 99.1



              JONES APPAREL GROUP, INC. COMPLETES ITS ACQUISITION
                       OF McNAUGHTON APPAREL GROUP INC.


NEW YORK, NEW YORK - June 19, 2001 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that it has completed its previously announced acquisition of McNaughton Apparel Group Inc. (NASDAQ:MAGI). McNaughton is a leading designer, marketer and distributor of women's and juniors' moderately-priced separates and collections of career and casual clothing. McNaughton markets its products nationwide to department stores, national chains, mass merchants and specialty retailers. Brands include Norton McNaughton(R), Erika(R), Energie(R), Currants(R) and Jamie Scott(R).

Jones will exchange .282 of a share of Jones common stock and $10.50 in cash for each share of McNaughton common stock. The exchange ratio was determined based on the average closing price of $40.68 for Jones common stock for the five-day period from June 11 through June 15, 2001. McNaughton had approximately 10.6 million shares of common stock outstanding, excluding stock options, at closing.

Jones Apparel Group, Inc. (www.jny.com) is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation, and the Givenchy brand licensed from Givenchy Corporation. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside our control, including but not limited to: the risks that recently merged operations will not be integrated successfully and that the strategic fit expected to be created as a result of the recent merger will not materialize; the strength of the economy and the overall level of consumer spending; the performance of Jones Apparel's products within the prevailing retail environment; and other factors which are set forth in Jones Apparel's 2000 Annual Report on Form 10-K and in all documents that Jones Apparel has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's web site at www.sec.gov. Those documents may also be obtained free of charge from Jones Apparel. Jones Apparel does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.